EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to (i) the use of the name Brock Engineering, LLC, the reference to our reserve report dated February 12, 2014 for Savoy Energy, L.P. of which Hallador Energy Company (the “Company”) owns a 45.26% equity interest, and the use of information contained therein in the Company’s Form 8-K to be filed on or about February 28, 2014, and (ii) inclusion of our summary report dated February 12, 2014, included in such Form 8-K, as Exhibit 99.

We hereby further consent to the incorporation by reference in the two Registration Statements on Form S-8  (No. 333-163431 and No. 333-171778) of such information.

Brock Engineering, LLC

/s/Timothy J Brock

Timothy J Brock, PE
Its President

Traverse City, Michigan
February 27, 2014